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PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED SEPTEMBER 14, 1998)              Registration No. 333-63383


                                  SEITEL, INC.
                         812,500 Shares of Common Stock


     This prospectus supplement supplements the prospectus dated September 14, 1998 of Seitel, Inc. relating to the offer and sale by certain of our officers and directors of 812,500 shares of our common stock which were acquired, or may be acquired, upon exercise of the warrants that were originally purchased under our Amended and Restated 1998 Employee Stock Purchase Plan. This prospectus supplement should be read in conjunction with our prospectus dated September 14, 1998, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement replaces the information in the prospectus.

     The address of our principal executive office is 50 Briar Hollow Lane, West Building, 7th Floor, Houston, Texas 77027, and our telephone number is
(713)881-8900.

     THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 5, 2000.

     This prospectus supplement updates and restates in its entirety the information set forth under the caption "Selling Stockholders" in the prospectus as set forth below. This prospectus supplement also amends the "Plan of Distribution" section in the prospectus as set forth below.

                              SELLING STOCKHOLDERS

     The selling stockholders named in the table below may use this prospectus supplement and the accompanying prospectus to sell from time to time up to 393,000 shares of common stock. The selling stockholders acquired, or may acquire, these shares of our common stock under our Amended and Restated 1998 Employee Stock Purchase Plan or pursuant to the exercise of the original warrants purchased under our Amended and Restated 1998 Employee Stock Purchase Plan.

     The table provides (i) the name of each selling stockholder and their position or relationship with the company, (ii) the number of shares of common stock currently owned by each selling stockholder, (iii) the number of shares which may be offered hereby by each selling stockholder and (iv) the percentage of the outstanding common stock to be owned by each selling stockholder upon completion of the offering if all offered shares are sold. We obtained certain of this information from the selling stockholders and other sources which we have not verified.

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

                                                 NUMBER OF
                                                  SHARES                                               PERCENT OF
                                               BENEFICIALLY       NUMBER OF SHARES    SHARES OWNED    SHARES OWNED
                                               OWNED BEFORE          OFFERED           AFTER THE       AFTER THE
            NAME AND POSITION                THE OFFERING (1)      HEREUNDER (2)      OFFERING (3)     OFFERING
            -----------------                ----------------     ----------------    ------------    ------------
Herbert M. Pearlman
Chairman of the Board                            1,358,827             75,000          1,283,827          5.1%

Paul A. Frame
Chief Executive Officer,
President and Director                           1,762,730            112,500          1,650,230          6.4%

Debra D. Valice
Chief Financial Officer, Executive
Vice President and Director                        399,892            100,000            299,892          1.2%

Marcia H. Kendrick
Chief Accounting Officer                           150,625             50,000            100,625            *

Russell J. Hoffman
Vice President, Corporate Communications           216,667             50,000            166,667            *

Walter M. Craig, Jr.
Director                                            76,562              5,500             71,062            *

*    Less than 1%
(1) Includes shares that may be acquired upon exercise of options and warrants that are exercisable within 60 days of the date hereof.
(2) Includes shares that may be acquired upon exercise of warrants, whether or not exercisable within 60 days of the date hereof.
(3)  Assumes that all shares that may be offered are sold.

                              PLAN OF DISTRIBUTION

     The plan of distribution is amended to include as "selling stockholders" pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus supplement.